UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)
             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)


                             LIBERTY PROPERTY TRUST
         --------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                    531172104
         --------------------------------------------------------------
                                 (CUSIP Number)

                                 January 2, 2002
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is field:

[X]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)



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
                                                            SCHEDULE 13G
-------------------------------------------------------------------------------------------------------------------------------
CUSIP No.  531172104                                                                                          Page 2 of 5 Pages
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--------------- ---------------------------------------------------------------------------------------------------------------
1               NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Almarc Trading, LP; TIN 30-0002697
--------------- ---------------------------------------------------------------------------------------------------------------
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                    (a) [ ]
                                                                                                                     (b) [ ]


--------------- ---------------------------------------------------------------------------------------------------------------
3               SEC USE ONLY



--------------- ---------------------------------------------------------------------------------------------------------------
4               CITIZENSHIP OR PLACE OF ORGANIZATION

                Nevada

---------------------------- ---------- ---------------------------------------------------------------------------------------
         Number of             5        SOLE VOTING POWER                  -0- shares
          Shares             ---------- ---------------------------------------------------------------------------------------
       Beneficially            6        SHARED VOTING POWER                -0- shares
         Owned by            ---------- ---------------------------------------------------------------------------------------
           Each                7        SOLE DISPOSITIVE POWER             -0- shares
         Reporting           ---------- ---------------------------------------------------------------------------------------
          Person               8        SHARED DISPOSITIVE POWER           -0- shares
           With
--------------- ---------------------------------------------------------------------------------------------------------------
9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                -0- shares

--------------- ---------------------------------------------------------------------------------------------------------------
10              CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                        [ ]



--------------- ---------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.0%

--------------- ---------------------------------------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON*

                BD
--------------- ---------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7



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CUSIP No.  531172104                                           Page 3 of 5 Pages

                                   ATTACHMENT
                                   ----------

Item 1(a).        Name of Issuer

                  Liberty Property Trust

Item 1(b).        Address of Issuer's Principal Executive Offices

                  65 Valley Stream Parkway
                  Malvern, PA 19355-1460

Item 2(a).        Name of Person Filing

                  Almarc Trading LP

Item 2(b).        Address of Principal Business Office or, if None, Residence

                  2325-B Renaissance Drive, Suite 10
                  Las Vegas, Nevada 89119

Item 2(c).        Citizenship

                  See response to Number 4 on page 2.

Item 2(d).        Title of Class of Securities

                  Common Stock

Item 2(e).        CUSIP No.

                  531172104

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check Whether the Person Filing Is a

                  (a)   [X]   Broker or Dealer registered under Section 15 of
                              the Act

                  (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

                  (c)   [ ]   Insurance Company as defined in Section 3(a)(19)
                              of the Act

                  (d)   [ ]   Investment Company registered under Section 8 of
                              the Investment Company Act

                  (e)   [ ]   Investment Adviser registered in accordance with
                              Rule 13d-1(b)(1)(ii)(e);


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CUSIP No.  531172104                                           Page 4 of 5 Pages


                  (f)   [ ]   Employee Benefit Plan, Pension fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

                  (g)   [ ]   Parent Holding Company, in accordance with Rule
                              13d-1(b)(ii)(G) (Note:  See Item 7)

                  (h)   [ ]   A savings association as defined in Section 3(b)
                              of the Federal Deposit Investment Act.

                  (i)   [ ]   A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

                  If this Statement is filed pursuant to Rule 13d-1(c), check this box [ ].

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned: -0- shares

                  (b)      Percent of class: 0.0%

                  (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote.  -0- shares

                  (ii)     Shared power to vote or to direct the vote.
                           -0- shares.

                  (iii) Sole power to dispose or to direct the disposition of -0- shares.

                  (iv) Shared power to dispose or to direct the disposition of -0- shares.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  None.
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CUSIP No.  531172104                                           Page 5 of 5 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.           Notice of Dissolution of Group

                  Not Applicable.

Item 10.          Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 30, 2002

                                              /s/ Jeffrey Gerstel
                                             --------------------
                                             Jeffrey Gerstel
                                             Almarc Trading, LP